Exhibit 4.01

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1, dated as of December 4, 2012 (this “Amendment”), by and between WPCS International Incorporated, a Delaware corporation (the “Company”), and Interwest Transfer Co., Inc., a Utah corporation (the “Rights Agent”), amends that certain Rights Agreement, dated as of February 24, 2010 (the “Rights Agreement”), by and between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

RECITALS

A. Section 27 of the Rights Agreement provides that, prior to the Distribution Date and subject to the final sentence of Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights Certificates.

B. The Board of Directors of the Company has determined that it is necessary, desirable and in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment.

C. A Distribution Date has not occurred, and pursuant to the terms of the Rights Agreement and in accordance with the terms of Section 27 of the Rights Agreement, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery of this Amendment directs that the Rights Agent execute this Amendment.

AGREEMENT

NOW THEREFORE, the Rights Agreement is hereby amended as follows:

1. The definition of “Expiration Date” in Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

At 5:00 pm New York time on December 4, 2012 (the “Expiration Date”).

2. This Amendment is effective as of the date hereof, and all references to the Rights Agreement from and after such time will be deemed to be references to the Rights Agreement as amended hereby.

3. The Rights Agreement is not otherwise supplemented or amended by virtue of this Amendment, but remains in full force and effect.

4. This Amendment is governed by the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

6. If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

7. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ JOSEPH A. HEATER
	Name:	Joseph A. Heater
	Title:	Chief Financial Officer

INTERWEST TRANSFER CO., INC.

By:	/s/ KURTIS D. HUGHES
	Name:	Kurtis D. Hughes
	Title:	Vice President